Exhibit C

Hamilton Lane Advisors, LLC Code of Ethics

As Required by Rule 204A-1 of the Investment Advisers Act of 1940 & Rule 17j-1 of the Investment Company Act of 1940

June 2020

CODE OF ETHICS

INTRODUCTION

This Code of Ethics (the “Code”) has been adopted to provide our employees, directors, members, clients and members of the general public with a statement of the fundamental principles that govern how we conduct business. This Code is designed to promote honest and ethical conduct and compliance with applicable laws and regulations, including but not limited to Rule 204A of the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”).

This Code applies to all directors, employees, temporary employees and interns (each, a “Covered Person”) of Hamilton Lane Advisors, L.L.C. and our U.S. and non-U.S. subsidiaries (collectively, the “Company”). This Code supplements the various other policies and procedures governing conduct of personnel set forth in the Hamilton Lane Employee Handbook and Hamilton Lane Compliance Manual. This Code provides a set of basic principles to guide Covered Persons regarding the minimum ethical requirements expected of them. The Company requires all Covered Persons to conduct themselves in a lawful, honest and ethical manner in all of the Company's business practices. Each Covered Person is expected to become familiar with this Code and to apply these principles in the daily performance of their jobs.

All Covered Persons are expected to seek the advice of a supervisor or a member of the Company’s Compliance Department for additional guidance or if there is any question concerning the principles described in this Code. Any Covered Person who observes potentially unethical or illegal conduct is expected to report the conduct as set forth below under “Administration and Enforcement”.

Compliance With Laws

All Covered Persons are required to comply with all of the applicable laws, rules and regulations of the United States and all foreign countries, states, counties, cities and other jurisdictions in which the Company conducts business. If local laws are less restrictive than the principles set forth in this Code, Covered Persons should comply with the Code, even if the conduct would otherwise be legal under the local laws. If, however, local laws are more restrictive than the Code, Covered Persons should comply with those laws. Although laws and regulations may sometimes be ambiguous and difficult to interpret, all Covered Persons are expected to make a good faith effort to follow both the letter and the spirit of the law.

Compliance with the federal securities laws is particularly important for the Company’s business. Under these laws, Covered Persons may not, in connection with the purchase or sale of a security held or to be acquired by a client:

•	Engage in any act, practice or course of conduct that operates as a fraud or deceit on the client;
•	Mislead the client, including by making statements that omit material facts;
•	Engage in any manipulative practice relating to the client; or
•	Engage in any manipulative practice with respect to securities.

As described in the Company's Compliance Manual, the federal securities laws prohibit trading securities either personally or on behalf of others while in possession of material non-public information or communicating material non-public information to others in violation of the law. These laws provide substantial civil and criminal penalties for individuals who fail to comply. The Company has implemented trading restrictions to reduce the risk or appearance of insider trading as described below under Personal Securities Transactions.

Conflicts of Interest

Covered Persons must avoid situations where their personal interests could conflict or appear to conflict with the interests of the Company. Conflicts of interest may arise when an individual’s position or responsibilities with the Company present an opportunity for personal gain apart from the normal compensation provided through employment. The following guidelines have been developed to assist Covered Persons in avoiding actual as well as perceived conflicts of interest.

Use of Corporate Funds and Assets. The Company’s assets include not only office furnishings, equipment and supplies, but also client lists, marketing materials, business strategies and plans, due diligence processes, investment programs and other information about our business. Covered Persons are prohibited from using these assets for their own personal gain and providing any of these assets to others without express prior authorization. The theft of money, property or other assets of the Company will not be tolerated.

Confidential Information. Covered Persons routinely will have access to confidential information about the Company, our clients, service providers, members and others with whom we do business. So long as this information remains confidential, it should not be disclosed to other employees who do not have a business need to know the information or to non-employees for any reason, except in accordance with established Company procedures. Most of the financial and other information we have about clients and their investment portfolios is subject to their legal rights to privacy. In addition, our clients are bound by confidentiality restrictions with respect to much of the information they receive from virtually all of the funds and portfolio companies in which they have invested, and Covered Persons should assume that these restrictions apply to the Company as well. It is imperative that all Covered Persons strictly comply with these confidentiality policies in order to protect our clients’ rights. The duty to protect confidential information of the Company and our clients includes avoiding intentional, as well as unintentional and indirect, disclosure. Additional information is set forth below under Confidentiality and Privacy.

Investment Allocation. The allocation of investment opportunities to the Company’s clients involves potential conflicts of interest. The Company has adopted policies and procedures to avoid these conflicts, which are set forth in the Compliance Manual. These policies generally provide that the Company will not favor or disfavor any client or class of clients or any funds managed by the Company or class of funds in relation to any other clients or funds. In addition, the Company will not allocate investment opportunities based on the relative fee structure or amount of fees paid by any client or fund or the profitability of any client or fund.

Personal Financial Gain. Covered Persons should avoid any outside financial interests that might interfere or unduly influence their decisions or actions on behalf of the Company. Covered Persons may not have any material ownership, business or personal relationship, or other material interest, in any investment or transaction involving a client. This policy does not prohibit investments in or relationships with other companies that do business with the Company so long as the investment or relationship does not interfere with the Covered Person’s exercise of independent judgment in fulfilling responsibilities to the Company. As discussed above and in the Compliance Manual, taking advantage of material, non-public information through insider trading is strictly prohibited.

Outside Activities. Covered Persons should avoid outside employment or activities that would have a negative impact on their job performance with the Company or that are likely to conflict, or create the appearance of a conflict, with their obligations to the Company. Covered Persons may not engage in personal activities that conflict with the best interests of the Company or our clients, including but not limited to working for a competitor of the Company. Due to the fiduciary nature of the Company's business, all potential conflicts of interest that could result from a Covered Person's outside employment or other activities should be discussed with the Covered Person's manager and the Human Resources Department prior to entering into additional employment relationships.

Serving as a Director. Covered Persons may be asked by outside parties to serve as a member of the board of directors of a non-Hamilton Lane company. Covered Persons must seek approval from the Chief Compliance Officer (“CCO”) before accepting any such appointment. The CCO will discuss the request with other members of the Company’s senior management and determine whether such membership could likely result in a conflict of interest arising between the Company or the Company’s clients and the Covered Person’s responsibilities to the outside board. If senior management decides that a material conflict of interest currently exists or could exist in the future, the Covered Person will not be permitted to accept the appointment.

Corporate Opportunities. All business opportunities for personal investment that come to the attention of any Covered Person that in any way relate to the Company’s business are considered “corporate opportunities”. Covered Persons are prohibited from using their position with the Company to appropriate for themselves, or for any affiliate or family member, business opportunities that properly belong to the Company, whether or not those opportunities are discovered through the use of Company property or information or the performance of their duties to the Company.

Gifts and Entertainment

Gifts of more than a nominal value may pressure Covered Persons to provide favors or give the appearance of a conflict of interest. Covered Persons may not at any time accept any item that is conditioned upon the Company doing business with the entity or person giving the gift. Cash gifts, gratuities, bonuses, fees, or commissions of any amount should never be accepted. Covered Persons may not accept or receive non-cash gifts or any other similar form of consideration, directly or indirectly, from any client, prospect, general partner, lead sponsor or other investment-related person or firm if the value exceeds $200 on an annual basis. In addition, Covered Persons may not solicit any third party for any gift or similar form of consideration regardless of its value.

Covered Persons attending events such as annual meetings of investment funds may accept gifts that are provided to all attendees at the meeting even though the aggregate value may exceed $200. In these circumstances, the gifts should be treated as gifts to the Company and not to the Covered Person individually. The Covered Person accepting the gifts on behalf of the Company should make every effort to distribute them as fairly as practicable to other Company employees.

Covered Persons are required to report any gifts received or given, including gifts received at annual meetings of investment funds, via the Compliance ELF system.

Covered Persons may accept or participate in reasonable entertainment provided by any person or firm with which the Company does or seeks to do business. "Reasonable entertainment" would include, among other things, an occasional meal, an invitation to attend an industry-related conference, a ticket to a sporting event or the theater, or comparable entertainment, which is:

•	neither so frequent nor so excessive as to raise any question of propriety;
•	attended by the entity or person providing the entertainment, meal or tickets;
•	not more frequent than once per quarter by the same person or firm; and
•	not conditioned on the Company obtaining or retaining business.

Covered Persons are prohibited from accepting excessive entertainment without the prior approval of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, Chief Operating Officer or CCO. "Excessive entertainment" is entertainment that has a value greater than $1,000 or is provided more frequently than once per quarter by the same person or firm.

Covered Persons presented with a gift having a value in excess of $200 or entertainment valued greater than $1,000 should politely decline and explain that the Company’s policy prohibits accepting the gift.

In the event that returning a gift is impractical or otherwise potentially damaging to the Company’s business (e.g., returning a gift would be culturally insensitive or insulting to the giver), the CCO may grant an exception to this policy. The CCO will determine the most appropriate manner to ensure that the Covered Person is not unduly enriched by accepting the gift, for example, by requiring the Covered Person to donate an amount equal to the gift’s excess value over the $200 limit to a bona fide charity of their choosing. The exception will be documented by the Compliance Department and maintained in its Gift Log.

The Company’s policies with respect to gifts and entertainment apply not only to Covered Persons but also to members of their immediate families.

These policies do not prohibit directors who do not also serve in management positions within the Company from accepting compensation, bonuses, fees and other similar consideration paid in the normal course of business as a result of their outside business activity, employment or directorships.

Covered Persons may not offer money, gifts or other items or services of value to clients, prospective clients, fund managers or others with whom the Company does business or seeks to do business for the purpose of securing an engagement, an investment opportunity or favorable treatment. Business related gifts or favors may not be offered unless they are consistent with customary business practices, do not have substantial monetary value (i.e., a value exceeding $200), would not be viewed generally as improper by others, and do not violate applicable laws or regulations.

Business entertainment in the form of meals and beverages may be offered only if these activities are modest and infrequent. Other forms of entertainment, such as tickets to sporting, civic or cultural events, are permissible only if reasonable and customary.

The foregoing policies do not prohibit Covered Persons, however, from providing gifts and lodging on behalf of the Company to all attendees of the Company’s annual Summit or annual meetings of the Company’s funds of funds, such as the Hamilton Lane-Carpenters Partnership Fund, L.P. In addition, gifts may be provided to attendees as prizes for competing in golf tournaments or other activities held at such meetings so long as the value is not excessive.

Covered persons should be aware that practices that may be acceptable in the commercial business environment (such as providing certain transportation, meals, entertainment and other things of nominal value) may be entirely unacceptable and even illegal when they relate to government employees or others who act on the government's behalf, such as employees of public pension funds. Therefore, Covered Persons are required to comply with the relevant laws and regulations governing relations between government employees and customers in every state and country where the Company conducts business. Covered Persons are prohibited from giving money or gifts to any official or any employee of a governmental entity if doing so could reasonably be construed as having any connection with the Company's business relationship. Any proposed payment or gift to a government official or employee (including those of foreign countries) must be reviewed in advance by the CCO, even if such payment is common in the country of payment.

Political Contributions

Election laws in many states and other jurisdictions, as well as SEC regulations, prohibit political contributions by companies to candidates and elected officials. In accordance with these laws and regulations, the Company does not make direct contributions to any candidates for, or holders of, federal, state or local offices where applicable laws make such contributions illegal. These laws and regulations also restrict contributions by individuals to candidates for, or holders of, state or local offices if the contributing individual is employed by or associated with a company that does business with the state or a state agency. Violations may subject the Company to fines and penalties, including prohibitions on providing services to the state or agency.

The definitions of certain terms used in this particular section are set forth below:

“Government Entity” means any state or political subdivision of a state, including any agency, authority, plan, program, or pool of assets sponsored or established by the state or political subdivision, and officers, agents and employees of the state or political subdivision or any agency, authority or instrumentality thereof, and any similar entity or person in a foreign country, state or political subdivision thereof.

“Official” means (i) any individual who is, at the time any Payment is made (or coordination or solicitation of Payments by others occurs), an incumbent, candidate or successful candidate for elective office of a Government Entity; or (ii) any individual who is a candidate or successful candidate for federal elective office if such individual at the time any Payment is made (or coordination or solicitation of Payments by others occurs) holds an elected or appointed office of a Government Entity.

“Payment” means any gift, subscription, loan, advance, deposit of money, or anything of value, including but not limited to, contributions to an election campaign, payment of debts incurred in connection with an election campaign and transition or inaugural expenses of a candidate for public office.

For purposes of the Company’s policies regarding political contributions, the term “Covered Person” also includes any consultant and other independent contractor hired by the Company or a Company affiliate who solicits a Government Entity on behalf of the Company or any Company affiliate or supervises any person who performs such activities.

Covered Persons may not, without the prior approval of the CCO:

1.	make any Payment to, or for the benefit of or at the request of, any Official, political action committee (“PAC”) or state or local political party; or
2.	coordinate, or solicit any person or PAC to make, any Payment to an Official, PAC or state or local political party; or
3.	make contributions to incumbents, candidates or successful candidates for federal elective office

If a Covered Person desires to make a Payment, or to coordinate or solicit any other person to make any Payment to, or for the benefit of any Official, PAC, state or local political party, the Covered Person must submit a written request to the CCO setting forth the following:

1.	The amount of the proposed Payment;
2.	the Public Official, PAC or political party to whom the Payment or on whose behalf such coordination or solicitation is proposed to be made;
3.	if applicable, the elective or appointed office or other government position that the Official occupies at the time of the proposed Payment, coordination or solicitation;
4.	if applicable, the elective or appointed office or other government position sought by the Official at the time of the proposed Payment, coordination or solicitation;
5.	if applicable, the identity of the person who has requested the proposed Payment or engagement in such coordination or solicitation;
6.	the form of the proposed Payment, coordination or solicitation; and
7.	A brief description of the reason for the Payment, coordination or solicitation and any other relevant facts or circumstances.

Written requests will be reviewed on an ongoing basis and the decision of the CCO will be final and binding.

Payments to any Official who controls or participates in decisions by a Government Entity to invest or not invest in any type of pooled investment vehicle, including private equity funds, will not be permitted in states or other jurisdictions where the Company is conducting business or anticipates conducting business with a Government Entity. Coordination or solicitation of payments from others to Officials to whom direct Payments would not be permitted, or to any political party of a state or other locality in which the Company is conducting or seeking to conduct business with a Government Entity also will not be permitted.

Covered Persons are permitted, however, to make aggregate contributions of up to $350 per election to an elected official or candidate for whom the individual is entitled to vote, and up to $150 per election to an elected official or candidate for whom the individual is not entitled to vote. Covered Persons also are permitted to make contributions to incumbents, candidates or successful candidates for federal elective office provided that, at the time any Payment is made, the individual to whom or for whose benefit the Payment is made does not hold an elected or appointed office of a Government Entity.

Nevertheless, Covered Persons still must submit a written request containing the information described above to the CCO for these permitted contributions.

If the Company discovers that any Covered Person has not obtained prior approval from the CCO for political contributions, the Company will direct the contributor to request return of the contribution immediately.

The above policies and procedures also apply to spouses of Covered Persons, children living with Covered Persons, and entities controlled by Covered Persons. Approved contributions must not be, or appear to be, made with Company funds or reimbursed by the Company.

Charitable Contributions

On occasion, the Company receives requests from clients to participate in events that support charitable organizations. Company personnel may participate in such events and the Company may support such organizations provided that the organizations are bona fide charities having a legitimate charitable purpose and the contribution does not exceed

$10,000 to any individual charity on an annual basis. Any charitable contribution over

$10,000 and participation in events that support charitable organizations shall be approved by the Chief Executive Officer, Chief Investment Officer, Chief Compliance Officer or Chief Financial Officer.

Confidentiality

The Company’s fiduciary duties to its clients, as well as the provisions of numerous limited partnership agreements and confidentiality agreements, impose strict limitations on the disclosure of confidential information. Covered Persons are responsible for maintaining the confidentiality of information entrusted to them by the Company, its clients or the managers of the funds or portfolio companies in which our clients are investors, except when disclosure is authorized or legally required. Covered Persons must be continuously sensitive to the confidential and privileged nature of the information to which they have access concerning the Company and our clients, and must exercise the utmost discretion when discussing any work-related matters with third parties. Each Covered Person must not disclose or communicate confidential information to a third party without the prior consent of senior management, or use confidential information to the detriment of the Company or for the benefit of any other person.

Covered Persons should be careful to avoid the inadvertent disclosure of Confidential Information. To avoid inadvertent disclosure, Covered Persons should never discuss Confidential Information with unauthorized persons. In addition, Covered Persons should not discuss Confidential Information even with authorized persons in locations where they might be overheard by unauthorized persons, such as airplanes and elevators, or when using non-secure electronic bulletin boards or databases. Further, Covered Persons should not discuss Confidential Information with family members or friends because they may innocently or inadvertently pass the information on to someone else.

"Confidential information" means any information about the Company, any of our subsidiaries, any of our clients or our business not generally or publicly known, that is disclosed or known to a Covered Person as a consequence of, or through that person’s employment or position with the Company, including but not limited to, information conceived, originated, discovered or developed by the Covered Person. Confidential information includes, but is not limited to, the following:

(i) financial information, earnings, assets, liabilities, debts, prices, fee structures, and other current or projected financial data, whether relating to the Company generally or to particular products, services, geographic areas or time periods;

(ii) information concerning the Company's investment recommendations, investments, investment techniques, processes, procedures and methods of doing business;

(iii) information concerning the Company's service providers, suppliers of information or prospects, sources of deal flow and financing and transaction intermediaries;

(iv) marketing information, including but not limited to details about actual or prospective clients, investors and others who utilize or may utilize the Company's services or recommend them to others, provided that the names of clients and type of mandate (i.e., discretionary or non-discretionary) may be disclosed unless disclosure of such information is prohibited by the Company’s contract with the client;

(v) personnel information, including but not limited to employees' compensation or other terms of employment, actual or proposed promotions, hiring, resignations, disciplinary actions, terminations or reasons therefor, training methods, performance and other employee information; and

(vi) client information, including but not limited to any compilations of past, existing or prospective clients or client representatives, client proposals or agreements between clients and the Company, the status of client accounts or client preferences, the performance of client portfolios and related information about actual or prospective clients.

All Covered Persons of the Company are required to sign a Confidentiality and Non- Solicitation Agreement containing the policy set forth above at the time they become employed or otherwise associated with the Company. This policy applies to all Covered Persons while they are employed or associated with the Company, and after that relationship ends.

Privacy

The Company takes precautions to maintain the privacy of personal information concerning current and prospective investors in the Company’s funds. These precautions include the adoption of certain procedures designed to maintain and secure such investors’ nonpublic personal information from inappropriate disclosure to third parties. Federal regulations require the Company to inform investors of this privacy policy.

The Company collects nonpublic personal information about its investors from the following sources:

•	Information the Company receives from an investor in subscription documents or other related documents or forms relating to funds managed by the Company;

•	Information about an investor’s transactions with the Company, its affiliates, or others; and

•	Information the Company may receive from a consumer reporting agency.

The Company does not disclose any nonpublic personal information about its prospective, existing or former investors to anyone, except as contemplated below.

The Company restricts access to nonpublic personal information about its investors to those employees and agents of the Company who need to know that information in order to provide services to its investors. The Company may disclose such information to its partners and affiliates and to service providers and financial institutions that provide services to the Company and as permitted or required by law or regulation. The Company will require such third party service providers and financial institutions to protect the confidentiality of the investors’ nonpublic personal information and to use the information only for purposes for which it is disclosed to them. The Company maintains physical, electronic, and procedural safeguards to safeguard the investors’ nonpublic personal information, which the Company believes are adequate to prevent unauthorized disclosure of such information.

Fair Dealing

Each Covered Person should endeavor to deal fairly with the Company's clients, business partners and fund managers. Covered Persons may not take unfair advantage of any person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair business practice.

Financial Books and Records

False or artificial entries may not be made in the Company’s books and records for any reason. Such actions not only are unethical but also could subject the Company and our employees to civil and criminal penalties. No Covered Person may engage in any arrangement or transaction that could be interpreted as misstating or concealing its true nature or purpose. Further, no payment or receipt on behalf of the Company may be approved or made with the intention or understanding that any part of the payment or receipt is to be used for a purpose other than that described in the documents supporting the transaction.

Client Reports and Regulatory Filings

The Company is a registered investment adviser under the Advisers Act and is required periodically to amend its Form ADV, which is filed with the SEC and provided to clients. In addition, the Company’s foreign subsidiaries are required to file reports and other information with regulatory agencies in the jurisdictions in which they operate. Further, depending on their mandates, the Company prepares either monthly, quarterly, semi- annual or annual reports for its clients and from time to time issues press releases and makes other public disclosures. It is the Company’s policy that all such regulatory and client reports and public disclosures must be complete, fair, accurate, timely and understandable and to comply with all disclosure, financial reporting and accounting regulations applicable to the Company. All Covered Persons involved in the preparation or review of such reports and disclosures are expected to comply with and promote these policies.

The Company is committed to full compliance with its disclosure and reporting requirements, and expects all Covered Persons to record information accurately and completely in the books and records of the Company. Covered Persons are required to cooperate and comply with the Company's disclosure controls and procedures and internal controls over financial reporting so that the Company's reports and documents filed with the SEC and other domestic and foreign regulatory agencies comply in all material respects with applicable laws, rules and regulations, and provide full, fair, accurate, timely and understandable disclosure.

Personal Securities Transactions

Covered Persons. Under Rule 204A-1, the Company is required to maintain records of all transactions in securities in which any ”Access Person” has or acquires a direct or indirect beneficial ownership. For purposes of the Rule, “Access Person” means any of the Company’s supervised persons who (a) have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (b) who are involved in making securities recommendations to clients, or who have access to such recommendations that are nonpublic and (c) all of the Company’s officers and employee directors. The term “Access Person” does not include non-employee directors of the Company provided that the CCO determines that such persons do not meet the criteria set forth in (a) and (b) of the preceding sentence.

The Company hires temporary employees, student interns and contractors on a regular basis. Temporary employees, interns and contractors, as supervised persons, are required to certify that they have received, reviewed and agreed to comply with the Code of Ethics. The CCO or his designee will determine on a case-by-case basis whether a temporary employee, intern or contractor is an “Access Person”.

Investment decisions and recommendations are made by the Investment Committee and information with respect to those decisions and recommendations often is available to many employees throughout the Company. Therefore, it is the Company’s policy to require all permanent employees, including those not directly involved in the investment decision making process, and any temporary employee, intern or contractor deemed to be an “Access Person”, to submit quarterly personal securities transaction reports and annual holdings reports as described below.

The policies and procedures set forth in this section apply to all personal securities transactions conducted by Covered Persons except for Covered Persons who are not deemed to be Access Persons as described above. These policies and procedures are intended to comply with Rule 204A-1 and, in certain respects, are different from those in effect for Covered Persons before the adoption of this Code.

Definitions. The definitions of certain terms used in this section are set forth below:

1.	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including but not limited to a dividend reinvestment plan.

2.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security (i.e., the opportunity to profit or share in any profit derived from a transaction in the security) and is defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934. Among other things, beneficial ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household. Beneficial ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

3.	CCO - the person designated by the Chief Executive Officer to serve as the Company’s Chief Compliance Officer.

4.	Discretionary Account - an account that, for purposes of establishing and managing the specific allocation of investments in the account, is fully controlled by a third- party manager or trustee. In order to qualify as a Discretionary Account, the applicable Covered Person may have no direct or indirect influence over the specific allocation of investments in the account. To ensure that the Covered Person does not have any direct or indirect influence over the specific allocation of investments in the account, the Covered Person may not:

(i)	suggest purchases or sales of specific investments within the account;
(ii)	direct purchases or sales of specific investments;
(iii)	consult with the third-party discretionary manager or trustee as to the particular allocation of specific investments to be made in the account; or
(iv)	provide specific suggestions or directions to the third-party discretionary manager or trustee.

The prohibitions listed above are not intended to prevent the Covered Person from setting a general strategy for the Discretionary Account (e.g., large cap growth equity, investment grade fixed income or other strategies), or to prevent the Covered Person from establishing limitations or guidelines for investing (e.g., environmental, social, sin or governance restrictions). In addition, none of the above prohibitions will restrict the third-party discretionary manager or trustee from summarizing, describing or explaining the Discretionary Account’s investment activity to the Covered Person.

5.	Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

6.	Limited Offering means a private placement of securities, including an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under that Act.

7.	Purchase or sale of a security includes but is not limited to the writing of an option to purchase or sell a security.

8.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act and Rule 204A-1, which includes but is not limited to stocks, bonds, debentures, notes, warrants, options, limited partnership interests and limited liability company membership interests, but does not include
(i)	direct obligations of the U.S. Government;
(ii)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)	shares issued by money market funds;
(iv)	shares issued by open-end funds registered under the Investment Company Act of 1940;
(v)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds; and
(vi)	interests in educational savings plans known as “529 plans.”

Initial Public Offerings. Covered Persons may not purchase, directly or indirectly, Beneficial Ownership of a security in an Initial Public Offering without the prior approval of the Compliance Department. The Compliance Department may approve the participation of a Covered Person in an Initial Public Offering if it determines that:

(i)	the issuer of the security is not a portfolio company of a client or of an investment fund in which a client is an investor, in either case through an account or fund managed or monitored by the Company; and
(ii)	in view of the nature of the security, the nature of the offering, the market for such security, or other factors that the Compliance Department deems to be relevant, such participation by the Covered Person will not create a material conflict with the Company or a client.

A record of any decision to permit investment by a Covered Person in an Initial Public Offering and the reasons for the decision shall be kept in accordance with the requirements set forth below.

Limited Offerings. Covered Persons may not purchase, directly or indirectly, Beneficial Ownership of a security in a Limited Offering without the prior approval of the Compliance Department. The Compliance Department may approve the participation of a Covered Person in a Limited Offering if it determines that:

(i)	the issuer of the security is not a portfolio company of a client or of an investment fund in which any client is an investor, in either case through an account or fund managed or monitored by the Company;
(ii)	the investment opportunity is not an opportunity to be reserved for one or more clients; and
(iii)	in view of the nature of the security, the nature of the offering or other factors that the Compliance Department deems to be relevant, such participation by the Covered Person will not create a material conflict with the Company or a client.

Any Covered Person who has been authorized to acquire securities in a Limited Offering must disclose his or her interest if he or she is involved in the consideration of an investment in the issuer by a client. A record of any decision to permit investment by a Covered Person in a Limited Offering shall be kept in accordance with the requirements set forth below.

Pre-Clearance. Covered Persons may not purchase or sell, directly or indirectly, Beneficial Ownership of a Reportable Security, except for exchange traded funds and UCITS funds, without the prior approval of the transaction request by the Compliance Department. The Compliance Department shall approve the transaction request by a Covered Person if it determines that:

(i)	The transaction requested is not:
(a)	related to a publicly traded private markets asset manager;
(b)	related to a publicly traded co-investment or direct investment that is currently owned by a Company Fund;
(c)	related to a publicly traded security that the Company performed diligence on within the prior six months of the request;
(d)	related to a security where a Covered Person sits on the board or is otherwise in possession of material non-public information; or
(e)	related to securities owned by Distribution Management clients;
(ii)	in view of the nature of the security, the nature of the offering or other factors that the Compliance Department deems to be relevant, such participation by the Covered Person will not create a material conflict with the Company or a client.

For the avoidance of doubt, all transactions involving Hamilton Lane Inc. (“HLNE”), including initiation, termination, or any changes to a dividend reinvestment plan, require pre-clearance approval from a member of the Compliance team.

Once issued, an approval permits the Covered Person to enter into an unlimited number of purchases and sales in the Reportable Security for three business days after the date when the approval was issued.

Covered Persons are also permitted to request pre-clearance for a Good Until Cancelled (“GTC”) order. If a GTC order is approved, the Covered Person may place the order with his or her broker, and the three calendar day window will not apply to the execution of that order. If the Covered Person wishes to change any of the parameters of the GTC order, such as execution price, change from a stop order to a limit order or a change in the quantity of shares, the GTC order must be pre-cleared again.

Prior to starting employment or becoming associated with the Company, Covered Persons may own securities of a portfolio company in which a client, directly or through an investment fund, is an investor. In these instances, the Covered Person will not be required to sell the securities but will not be permitted to purchase additional securities of the company. The Covered Person will be permitted to sell such securities, however, if pre- clearance is given by the Compliance Department. Prior to any pre-clearance, the Compliance Department will ask the Covered Person, the CEO, Vice Chairman, and senior executives from the Financial Investment, Monitoring and Reporting, Distribution Management and Transaction departments whether they or their respective departments are aware of any material, non-public information concerning the applicable portfolio company. If all of the responses are negative, pre-clearance will be granted.

Members of the Compliance Department may not purchase or sell, directly or indirectly, a security without the prior approval of another member of the Compliance Department.

Discretionary Accounts. The Compliance Department is required to obtain certain documentation and certifications from Covered Persons who hold Discretionary Account(s) to confirm the Covered Persons have no direct or indirect influence over their Discretionary Account(s). In order for the transactions within the Discretionary Account(s) to be considered Exempt Transactions, the following documentation will be required from all Covered Persons that hold Discretionary Accounts:

(i)	a copy of the discretionary investment management agreement from the Covered Person’s account manager or trustee;
(ii)	an annual certification documenting the relationship between the Covered Person and the account manager or trustee, the disclosure of any potential conflicts of interest, and confirming there has been no direct or indirect influence over the specific allocation of investments that took place during the previous quarter within the Discretionary Account.

Exempt Transactions. The provisions of this Code with respect to the pre-clearance of purchases and sales of securities, including securities purchased in an Initial Public Offering or a Limited Offering, do not apply to purchases or sales of securities:

(i)	held in an account over which the applicable Covered Person has no direct or indirect influence or control (i.e. Discretionary Accounts);
(ii)	that are effected pursuant to an Automatic Investment Plan or dividend reinvestment plan unless they relate to HLNE;
(iii)	that are not Reportable Securities; or
(iv)	that are spot commodities, commodity futures or futures on non- reportable securities (i.e. Treasury Bond futures). While transactions involving the aforementioned commodities do not require pre- clearance, they are still required to be reflected on the Quarterly Transaction Report.

Reports. In order to enable the Company to determine whether Covered Persons are complying with the requirements of Rule 204A-1 and this Code, the following reports must be filed with and reviewed by the Compliance Department:

(i)	Initial Holdings Report. Within 10 days of commencement of permanent employment with the Company or otherwise assuming the status of "Covered Person," each Covered Person must disclose in writing, in a form acceptable to the Compliance Department, all Reportable Securities in which such Covered Person has direct or indirect Beneficial Ownership. Information to be reported must be current as of a date no more than 45 days before the date the report is submitted and must include:

(A)	the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number and the number of shares or the principal amount of each security in which the Covered Person has direct or indirect Beneficial Ownership;

(B)	the name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and
(C)	the date the Covered Person submits the report.

(ii)	Annual Holdings Report. Each Covered Person must disclose annually in writing, in a form acceptable to the Compliance Department, all Reportable Securities in which such Covered Person has direct or indirect Beneficial Ownership. Information to be reported must be current as of a date no more than 45 days before the date the report is submitted and must include:

(A)	the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number and the number of shares or the principal amount of each security;
(B)	the name of each broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit; and
(C)	the date the Covered Person submits the report.

(iii)	Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter, and by way of a report generated by the Company’s Compliance ELF System (“ELF”), each Covered Person will be required to review and certify all transactions made during the quarter involving a Reportable Security in which such Covered Person had, or as a result of the transaction acquired, direct or indirect Beneficial Ownership. The information in the Quarterly Transaction Report must include:

(A)	the date of the transaction and, as applicable, the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares and the principal amount of each Reportable Security involved;
(B)	the nature of the transaction, i.e., purchase, sale or any other type of acquisition or disposition;
(C)	the price of the security at which the transaction was effected; the name of the broker, dealer or bank with or through which the transaction was effected; and
(D)	the date the Covered Person submits the report.

Covered Persons must arrange for their brokers to automatically send brokerage account statements directly to the Compliance Department for Reportable Securities for non-U.S. accounts that do not electronically feed into ELF. Covered Persons with U.S. accounts, except for Discretionary Accounts, must connect their accounts via an electronic data connection through Compliance ELF.

A member of the Compliance Department will review ELF with respect to securities holdings and quarterly transaction reports and report to the CCO any material deficiencies relating to such reports.

Exemptions from Reporting Requirements. Covered Persons are not required to submit:

(i)	transaction reports that are effected pursuant to an Automatic Investment Plan or a dividend reinvestment plan; except if they relate to HLNE or
(ii)	transaction reports that would duplicate information contained in broker trade confirmations or account statements in the Company’s records so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.
(iii)	Discretionary Account duplicate statements and trade confirmations to the Compliance Department if Covered Persons have provided the discretionary investment management agreement to the Compliance Department and complete Annual Discretionary Account Certification forms through Compliance ELF.

Anti-Bribery Compliance Policy

Commitment to Ethical Conduct

The Company is committed to conducting its business affairs according to the highest ethical standards, and to avoiding even the appearance of unethical or questionable conduct. The Company will only conduct business with firms or entities that it believes adhere to the same general principles. The Anti-Bribery Compliance Policy (the "Policy") is intended to ensure compliance with the United States' Foreign Corrupt Practices Act, the United Kingdom's Bribery Act of 2010, as well as the anti-corruption laws of all countries in which the Company carries on business (collectively, the “Acts”).

Violations of the Acts can have significant consequences for the Company and Covered Persons, including criminal investigation and prosecution, substantial monetary penalties, loss of reputation and loss of business. In the case of Covered Persons, potential penalties include substantial fines and potential imprisonment.

The requirements and prohibitions in the Policy are binding on all Covered Persons. Failure to comply with the Policy is grounds for discipline, up to and including termination of employment. Anyone who has reason to suspect that a violation of the Policy has occurred, is occurring or is about to occur are required to report all relevant information to the CCO.

Anti-Corruption Compliance Officer

The Company has appointed the CCO as the Anti-Bribery Compliance Officer who is responsible for the implementation and monitoring of the Policy. In the event of any uncertainty as to whether a proposed course of conduct might contravene the Policy, Covered Persons are required to consult the CCO with respect to the matter. In certain instances described below, the Policy requires the prior approval of the CCO before certain acts can be taken. Such approval is mandatory and failure to obtain it is a ground for discipline.

Prohibition

Covered Persons are strictly prohibited from giving, offering, promising or authorizing, directly or through a third party, the payment of money or anything of value to any external party in an effort to influence any act or decision by a current or potential client. This prohibition is subject to only the following limited exceptions as described below:

(i)	Bona fide promotional, marketing or hospitality expenses, or expenses relating to the execution or performance of a contract, assuming such expenses are not excessive in nature (including the annual Summit); expenses will be considered excessive if they exceed the limits set forth in the Code;

(ii)	Courtesy gifts of nominal value and in appropriate circumstances as dictated in the Code; and

(iii)	Individual political or charitable contributions made in accordance with the Code.

Bona fide Promotional and Contractual Expenses

The Company may pay the reasonable and bona fide costs of a prospect’s or client’s travel, accommodation, meals and necessary incidental expenses where those are directly related to the promotion, demonstration or explanation of the Company's services or where otherwise required by contract as long as the expenses would not be considered lavish in nature. The payment of promotional and contractual expenses are allowed only with appropriate authorization from the CCO.

Courtesy Gifts

The Company may give gifts of nominal value to a client, prospect or public official as a courtesy, as a token of thanks for appropriate services or assistance, or to promote goodwill toward the Company ("Courtesy Gifts"). Company Personnel must follow the gift policy contained in the Code. Under no circumstances may a gift of any value be given in order to influence a client’s, prospect’s or public official's acts or decisions, or in consideration of the client’s, prospect’s or public official's influence with regard to decision making authority.

Books and Records

Company Personnel must maintain accurate books and records in accordance with Company record-keeping policies. False or misleading records, or artificial entries made with a view to hiding payments or gifts, are strictly prohibited.

Consultants and Representatives

When hiring consultants, solicitors or contractors, the Company will make appropriate inquiries with respect to the experience, qualifications and reputation of such parties. The Company will adopt appropriate measures, as the circumstances require, to satisfy itself that such parties will not make improper payments to clients, prospects or public officials. Such measures may include a due diligence review of the party, contractual undertakings by the party with respect to compliance with the Acts, or the adoption by the Company of specific procedures with respect to payment of the party's fees and other matters relating to the Company's dealings with the party as may be advisable in the circumstances. In all cases, the CCO shall be consulted prior to the retention of any consultants or representatives.

On-Going Compliance

(i)	Policy Review: The Company views compliance with the Acts as an ongoing responsibility of the Company and all Covered Persons. Accordingly, the Compliance Department shall review and, if necessary, update the Policy at least annually and in response to regulatory changes. This review will ensure that the Policy remains consistent with applicable laws and incorporate such additional procedures as may be appropriate in light of evolving best practices and the Company's business.

(ii)	Communication: The Policy shall be communicated to all Covered Persons, and all newly-hired personnel shall be made aware of the Policy during their new hire compliance training session.

(iii)	Training: The CCO shall consider whether special anti-corruption training is advisable for certain Covered Persons as a result of their specific activities on behalf of the Company and shall implement such training as appropriate. General training will be provided to all Company employees during the annual compliance training sessions.

(iv)	Compliance Monitoring: The Compliance Department shall regularly review email communications and monitor gifts provided to clients or prospects in an effort to enforce the Policy. If the CCO determines it is advisable for additional due diligence on any consultant, contractor, solicitor, prospect, client or any other entity that the Company does or seeks to do business with, he may request that a Supplemental Due Diligence Questionnaire be completed.

(v)	Annual Certification: All Covered Persons shall certify electronically on an annual basis either that they have complied with the Policy and that they are not aware of any circumstances that might constitute a violation of the Policy, or if they are aware of any such violations, that they have disclosed the relevant information to the CCO.

Certification of Compliance

All Covered Persons are required to read this Code and to sign an acknowledgment of receipt and agreement to comply with the provisions of the Code and any amendments thereto, via an electronic attestation. The Compliance Department will deliver to Covered Persons all amendments to this Code and all Covered Persons are required to read such amendments.

Administration and Enforcement

All Covered Persons are required to report promptly to the Compliance Department any violations of this Code, except that any violations by the CCO should be reported to the CEO. All such reports will be kept confidential and the Company will not retaliate in any manner against any Covered Person who reports a violation of this Code. The Compliance Department will promptly report all material violations of this Code to the CCO, who will in turn notify the CEO if appropriate. Code violations may result in disciplinary actions, including but not limited to warnings, fines, suspensions, demotions or termination of employment. In addition, violations may be referred to civil or criminal authorities in appropriate circumstances.

A person who violates this Code may receive a cautionary email explaining the violation and stating that if a further violation occurs, the person will receive a formal letter of caution, which will be included in his or her personnel file. Additional violations may result in a financial penalty of up to 1% of the person’s base salary up to $1,000. In such event, the penalty will be donated to a charitable organization selected by the CEO and CCO. Any subsequent violations may bring additional financial or other penalties, including termination of employment.

The CCO will determine the action to be taken with respect to violations of this Code. The CCO will consider, among other things, all prior violations by the person involved, regardless of when the violations occurred.

The Compliance Department will review at least annually the adequacy of this Code and the effectiveness of its implementation. Any questions concerning the interpretation of the provisions of this Code should be referred to the CCO.

Form ADV Part 2

Form ADV Part 2 requires a description of this Code as well as an undertaking to clients to provide a copy of this Code upon their request. The CCO is responsible for ensuring that proper disclosure is made in Form ADV Part 2.

Required Records

The following records must be maintained by the Company for a period not less than five years:

(i)	a copy of this Code and all amendments;
(ii)	a record of all reported violations and actions taken in response to those violations;
(iii)	electronic acknowledgments from all Covered Persons of their receipt of this Code and all amendments;
(iv)	securities holdings and transaction reports;
(v)	a list of all Covered Persons;
(vi)	a record of decisions and reasons supporting the approval of purchases of securities in Initial Public Offerings and Limited Offerings.

Whistleblower Policy

Hamilton Lane is committed to maintaining an open culture with the highest standards of honesty and accountability, where employees feel able to report any legitimate concerns that they have, confident in the knowledge that they will be treated seriously. This whistleblower policy is designed to help employees raise concerns about any illegal or unethical behaviors or practices that they have become aware of in the course of their work.

The Company expects all employees to report any of the following:

•	criminal offences;
•	instances or suspicions of fraud;
•	breaches of this Code;
•	instances or suspicions of corruption, bribery or acceptance of bribes, including payments in exchange for awarding contracts;
•	health and safety issues concerning the workplace that puts the safety of employees or visitors at risk;
•	failure to investigate allegations of sexual assault by one employee against another;
•	failure to comply with legal obligations or violations of law, such as the Foreign Corrupt Practices Act or the UK Bribery Act; and
•	deliberate concealment of information relating to any of the above.

Employees should report concerns immediately to their manager or a member of senior management if reporting to their manager is not appropriate under the circumstances.

Any employee raising a concern under this policy does not have to have absolute proof of the allegation but will need to be able to demonstrate the reasons for his or her concern. The manager or member of senior management will then make the necessary arrangements to investigate the alleged offence and take any necessary action.

Failure to report such incidences may be regarded by Hamilton Lane as misconduct and disciplinary action may be taken.

Under federal securities laws , any employee who raises one of the above concerns will be protected from being discharged, demoted, suspended, threatened, harassed (directly or indirectly) or discriminated against in any other manner as a result of the disclosure, as long as the disclosure was made in good faith.